PARACELSIAN ANNOUNCES WORLDWIDE AGREEMENT WITH R.P. SCHERER

ITHACA, N.Y., August 13 /PRNewswire/ -- (Nasdaq: PRLN - news) Paracelsian, Inc. (http://www.paracelsian.com) announced today that it has reached an agreement with R.P. Scherer Corporation to extend, on a worldwide basis, the agreement signed on July 8, 1998 that established R.P. Scherer North America as Paracelsian's exclusive agent for the marketing and distribution of its BioFIT Certification program. The worldwide agreement will effectively duplicate the terms of the North American agreement.

R.P. Scherer (http://www.rpscherer.com), is a leading manufacturer of herbal and other dietary supplement products, and the world leader in soft gel technology and drug delivery systems.

The agreement between Paracelsian and R.P. Scherer is now worldwide in scope and provides revenues to Paracelsian from development fees, certification fees, and minimum required royalty payments.

"This worldwide agreement represents significant value to Paracelsian and its shareholders by opening up the entire world as a market for our technology", stated Bernie Landes, Paracelsian's President and CEO. "The agreement covers the cost of developing and running the BioFIT Certification Program, while also providing a continuing, growing, and highly profitable royalty stream," he added.

"We are anxious to move forward with our new partner to fully develop the market potential for this breakthrough technology," Landes concluded.

Under the terms of the combined agreements, Paracelsian will develop BioFit assay systems. R.P. Scherer will receive exclusive BioFit marketing and distribution rights. R.P. Scherer will pay Paracelsian fees concurrent with the completion of BioFIT assay systems, certification of products, and completion of agreements with new customers. The terms of the agreement call for Paracelsian to receive royalties on the sale of all BioFIT certified products and the establishment of minimum royalty payments. In addition to these fees, Scherer agrees to pay Paracelsian a per batch fee for ongoing certification of products on a batch to batch basis. These fees represent a significant additional source of revenue to Paracelsian.

"By extending the current U.S. relationship with Paracelsian worldwide, R.P. Scherer will continue to strengthen its market leadership in the emerging herbal category in other strategically important regions of the world," said Frank Reilly, R.P. Scherer's Director of Global Nutritional New Products Worldwide. "We are very enthusiastic about expanding this important program and will aggressively commit to its success," he added.

R.P. Scherer Corporation, an international developer and manufacturer of drug delivery systems, is the world's largest producer of soft gelatin capsules ("soft gels"). The company is currently developing and commercializing a variety of advanced drug delivery systems. The company's proprietary drug delivery systems improve the efficacy of drugs by regulating the dosage so as to ease administration, increase absorption, enhance bioavailability and control the time and place of release. The company operates a global network of 19 facilities in 12 countries.

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Paracelsian  is a unique  biotechnology  company whose  business  centers on the development and application of functional bioassays. These assays are used for Quality Assurance of herbs, botanicals and other dietary supplements, in the development of dietary supplement, OTC and pharmaceutical products, and in monitoring environmental toxins and identifying carcinogens.

Notice: This news release may contain forward-looking statements.

Investors are cautioned that such forward-looking statements involve risks and uncertainties, including but not limited to, the results of research and development efforts, the effect of regulation by the United States Food and Drug Administration and other agencies, the impact of competitive products, product development commercialization and technological difficulties, and other risks detailed in the Company's periodic reports filed with the Securities and Exchange Commission.

No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

Contact: Bernie Landes (607-257-4224)